Exhibit 10.5

RESTRICTED STOCK AGREEMENT

US ALLIANCE CORPORATION, INC.

THIS AGREEMENT is made effective as of this 11th day of December, 2024, by and between US Alliance Corporation, Inc., a Kansas corporation (the “Company”), and Juliann Mazachek (the “Director”).

W I T N E S S E T H:

WHEREAS, the Director is, on the date hereof, a key director of the Company; and

WHEREAS, management has recommended, and the Board of Directors has approved, the grant of a restricted stock award to the Director for shares of the Company’s Common Stock;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

1.         Grant of Restricted Stock Award. The Company hereby grants to the Director on the date set forth above (the “Date of Grant”) a restricted stock award (the “Award”) for fifty thousand (50,000) shares of Common Stock (“Common Stock” or “Stock”) on the terms and conditions set forth herein, which shares are subject to adjustment pursuant to Section 3(c). The Company shall cause to be issued one or more stock certificates representing such shares of Common Stock in the Director’s name, and shall hold each such certificate until such time as the risk of forfeiture and other transfer restrictions set forth in this Agreement have lapsed with respect to the shares represented by the certificate. The Company may also place a legend on such certificates describing the risks of forfeiture and other transfer restrictions set forth in this Agreement providing for the cancellation of such certificates if the shares of Common Stock are forfeited as provided in Section 2 below. Until such risks of forfeiture have lapsed or the shares subject to this Award have been forfeited pursuant to Section 2 below, the Director shall be entitled to vote the shares represented by such stock certificates, but the Director shall not receive any dividends attributable to such shares or have any other rights as a shareholder with respect to such shares.

2.         Vesting of Restricted Stock.

a.         General. The shares of Stock subject to this Award shall remain forfeitable until the risks of forfeiture lapse as set forth herein. The shares of Stock subject to this Award shall vest according to the following schedule:

Vesting Date	Percentage Vested

December 31, 2025	20%
December 31, 2026	40%
December 31, 2027	60%
December 31, 2028	80%
December 31, 2029	100%

If the Director’s status as a director with the Company terminates for any reason prior to December 31, 2029, the Director shall immediately forfeit all shares of Stock subject to this Award which have not yet vested and for which the risks of forfeiture have not lapsed.

b.         Change of Control. Notwithstanding the foregoing, the shares of Stock subject to this Award shall become fully vested and all risks of forfeiture shall lapse on the effective date of a Change of Control.

3.         General Provisions.

a.         Employment or Other Relationship. This Agreement shall not confer on the Director any right with respect to continuance of employment, directorship, or other relationship by the Company, nor will it interfere in any way with the right of the Company to terminate such employment or relationship.

b.         Securities Law Compliance. The Director shall not transfer or otherwise dispose of the shares of Stock received pursuant to this Agreement until such time as counsel to the Company shall have determined that such transfer or other disposition will not violate any state or federal securities laws. The Director may be required by the Company, as a condition of the effectiveness of this restricted stock award, to agree in writing that all Stock subject to this Agreement shall be held, until such time that such Stock is registered and freely tradable under applicable state and federal securities laws, for the Director’s own account without a view to any further distribution thereof, that the certificates for such shares shall bear an appropriate legend to that effect and that such shares will be not transferred or disposed of except in compliance with applicable state and federal securities laws.

c.         Mergers, Recapitalizations, Stock Splits, Etc. In the event of an increase or decrease in the number of shares of Common Stock resulting from a stock dividend, stock split, reverse split, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company, the Board shall adjust the number of shares of Stock covered by this Award to reflect such change. Additional shares which may become covered by this Award pursuant to such adjustment shall be subject to the same restrictions as are applicable to the Shares with respect to which the adjustment relates.

Except as otherwise provided in Section 2(a), in the event of a Change of Control, the Board may provide that the Director shall receive, with respect to each share of Stock subject to this Award, as of the effective date of any such Change of Control, cash in an amount equal to the Fair Market Value of such Stock on the date immediately preceding the effective date of such Change of Control; provided that the Board may, in lieu of such cash payment, distribute to the Director shares of Common Stock of the Company or shares of stock of any corporation succeeding the Company by reason of such Change of Control, such shares having a value equal to the amount specified in this Section 3(c).

The Board may restrict the rights of or the applicability of this Section 3(c) to the extent necessary to comply with the Internal Revenue Code or any other applicable law or regulation. The grant of this Award shall not limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, exchange or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

d.         Shares Reserved. The Company shall at all times during the term of this Award reserve and keep available such number of shares as will be sufficient to satisfy the requirements of this Agreement.

e.         Withholding Taxes. To permit the Company to comply with all applicable federal and state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that, if necessary, all applicable federal and state payroll, income or other taxes are withheld from any amounts payable by the Company to the Director. If the Company is unable to withhold such federal and state taxes, for whatever reason, the Director hereby agrees to pay to the Company an amount equal to the amount the Company would otherwise be required to withhold under federal or state law prior to the transfer of any certificates for the shares of Stock subject to this Award. Subject to such rules as the Company may adopt, the Company may, in its sole discretion, permit the Director to satisfy such withholding tax obligations, in whole or in part, by delivering shares of Common Stock received pursuant to this Award having a Fair Market Value, as of the date the amount of tax to be withheld is determined under applicable tax law, equal to the minimum amount required to be withheld for tax purposes. The Director’s request to deliver shares for purposes of such withholding tax obligations shall be made on or before the date that triggers such obligations or, if later, the date that the amount of tax to be withheld is determined under applicable tax law. The Director’s request shall be approved by the Company and otherwise comply with such rules as the Company may adopt to assure compliance with all applicable federal and state laws.

f.         Scope of Agreement. This Agreement shall bind and inure to the benefit of the Company and its successors and assigns and of the Director and any successor or successors of the Director.

g.         Arbitration. Any dispute arising out of or relating to this Agreement or the alleged breach of it, or the making of this Agreement, including claims of fraud in the inducement, shall be discussed between the disputing parties in a good faith effort to arrive at a mutual settlement of any such controversy. If, notwithstanding, such dispute cannot be resolved, such dispute shall be settled by binding arbitration. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall be a retired state or federal judge or an attorney who has practiced securities or business litigation for at least 10 years. If the parties cannot agree on an arbitrator within 20 days, any party may request that the chief judge of the District Court for Shawnee County, Kansas, select an arbitrator. Arbitration will be conducted pursuant to the provisions of this Agreement, and the commercial arbitration rules of the American Arbitration Association, unless such rules are inconsistent with the provisions of this Agreement. Limited civil discovery shall be permitted for the production of documents and taking of depositions. Unresolved discovery disputes may be brought to the attention of the arbitrator who may dispose of such dispute. The arbitrator shall have the authority to award any remedy or relief that a court of this state could order or grant; provided, however, that punitive or exemplary damages shall not be awarded. The arbitrator may award to the prevailing party, if any, as determined by the arbitrator, all of its costs and fees, including the arbitrator’s fees, administrative fees, travel expenses, out-of-pocket expenses and reasonable attorneys’ fees. Unless otherwise agreed by the parties, the place of any arbitration proceedings shall be Shawnee County, Kansas.

h.          Compliance With Laws. This Agreement shall be administered in accordance with all applicable laws, regulations and policies, including but not limited to regulations or policies issued by the applicable federal or state regulators. In the event any provision of this Agreement conflicts with or is invalid under any such law, regulation or policy, such provision shall be amended to the extent necessary to make such provision enforceable under such law, regulation or policy, and shall be enforced as amended. All other provisions shall remain enforceable according to their terms.

4.         Definitions.

a.         Change of Control. “Change of Control” shall mean:

(i)         Any person or entity, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, other than the Company, a wholly-owned subsidiary thereof, or any employee benefit plan of the Company or any of its subsidiaries becomes the beneficial owner of the Company’s securities having more than fifty percent (50%) of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of the issuance of securities initiated by the Company in the ordinary course of business);

(ii)         As the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the holders of all of the Company’s securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction constitute, following such transaction, less than a majority of the combined voting power of the then-outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transactions; or

(iii)         Such other change of ownership or control event as defined in Treas. Reg. §1.409A-3(i)(5) or any subsequently applicable Treasury Regulation.

To the extent required, the determination of whether a Change of Control has occurred shall be made in accordance with Internal Revenue Code Section 409A and the regulations, notices and other guidance of general applicability issued thereunder.

b.         Fair Market Value. “Fair Market Value” as of any date shall mean the per share value as determined by the Board, in its sole discretion by applying principles of valuation with respect to the Company’s Common Stock.

(Signature Page Follows)

ACCORDINGLY, the parties hereto have caused this Agreement to be executed on the day and year first above written.

US ALLIANCE CORPORATION, INC.

/s/ Jack H. Brier
By: Jack Brier
Its: President

/s/ Juliann Mazachek
Juliann Mazachek, Director